EXHIBIT 4.15

Dated the 1st day April 2017

ANKA CONSULTANTS LIMITED

(the “Licensor”)

AND

CHINA NATURAL RESOURCES, INC.

(the “Licensee”)

___________________________________

LICENSE AGREEMENT

___________________________________

THIS LICENSE AGREEMENT  is made the 1st day of April 2017

BETWEEN

(1)

ANKA CONSULTANTS LIMITED whose principal place of business in Hong Kong is Room 2204, 22nd Floor, West Tower, Shun Tak Centre, 200 Connaught Road C., Sheung Wan, Hong Kong (“the Licensor”) of the one part; and

(2)

CHINA NATURAL RESOURCES, INC. whose principal place of business in Hong Kong is Room 2205, 22nd Floor, West Tower, Shun Tak Centre, 200 Connaught Road C., Sheung Wan, Hong Kong (“the Licensee”) of the other part.

WHEREAS

(1)

By a Tenancy Agreement entered into between Bonkie Limited as landlord and the Licensor as tenant on 20th day of June 2016, all the premises as defined in the First Schedule hereto (“the Premises”) are let to the Licensor as tenant for a term of TWO (2) YEARS commencing on the 1st day of July 2016 at such rent and subject to such terms and conditions contained in the Tenancy Agreement.

(2)

The Licensee has requested the Licensor to grant the Licensee a license and the right to occupy the License Part (as defined in the First Schedule) of the Premises which the Licensor has agreed so to do on the terms and conditions hereinafter mentioned.

IT IS MUTUALLY AGREED AS FOLLOWS: -

1.

The Licensor hereby agrees to grant the Licensee a license and non-exclusive right to occupy the License Part of the Premises as office in manner hereinafter provided during the Term set out in the First Schedule hereto.

2.

The Licensee hereby agrees to be responsible for all costs associated with the use of the License Part of the Premises. Cost shall include but not limited to rent, government rates, management fees, air-conditioning expenses, water and electricity, telephone expenses, repairs and maintenance, supplies and all other costs associated with the use of the License Part. Such costs shall be charged by the Licensor to Licensee on actual basis based on the proportion of floor area of the License Part compared to that of the Premises.

3.

The Licensor hereby agrees to provide accounting and secretarial services and the day-to-day office administration to the Licensee at a monthly charge of HK$20,000.

4.

The Licensee hereby agrees to abide by the terms and conditions contained in this License.

5.

The parties hereby agree to post separate signs and make evident wherever possible that they are separate entities. Nothing in this agreement shall be construed in any way to form a partnership between the parties.

6.

This Agreement shall be effective during the initial lease term signed by the parties as well as all subsequent extensions.

7.

This Agreement shall supersede all license agreements previously signed between the parties

8.

This Agreement is governed by and construed in accordance with the Laws of Hong Kong and the parties hereby submit to the non-exclusive jurisdiction of the Hong Kong Courts.

THE FIRST SCHEDULE

The Premises

:

All those units Nos. 2204 and 2205 on the 22nd Floor of West Tower of Shun Tak Centre, Nos. 168-200 Connaught Road Central, Hong Kong., covering a total floor area of 3,961 sq. ft.

The License Part

:

Shall consist of partial area of Nos. 2204 and 2205 on the 22nd Floor of West Tower of Shun Tak Centre, Nos. 168-200 Connaught Road Central, Hong Kong, covering a floor area of 1980.5 sq. ft.

Initial Lease Term

:

From 1st April 2017 to 30th June 2018

User

:

to be used for office purpose only

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers on the day and year first above written.

ANKA CONSULTANTS LIMITED

By: /s/ Wong Wah On Edward

Name: Wong Wah On Edward

Title: Director

CHINA NATURAL RESOURCES, INC.

By: /s/ Yue Ming Wai Bonaventure

Name: Yue Ming Wai Bonaventure

Title: Director and CFO

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